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                                                                      Exhibit 1B

November 7, 2000



Board of Directors
SafeNet, Inc.

Note 5 of Notes to Consolidated Financial Statements of SafeNet, Inc., included in its Form 10-Q for the three months and nine months ended September 30, 2000, describes a change in the method of accounting for income taxes. This change, which only impacts fiscal year 2000, relates to the sequencing of the utilization of net operating loss carryforwards and stock compensation deductions.

There is no specific authoritative criteria for determining a preferable method of sequencing the utilization of net operating loss carryforwards and stock compensation deductions; however, we conclude that the change in the method of accounting for income taxes is to an acceptable alternative method which, based on your business judgment to make this change for the stated reason, is preferable in your circumstances. We have not yet conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company and, therefore, we do not express any opinion on any financial statements of SafeNet, Inc.

                                                Very truly yours,


                                                /s/ Ernst & Young LLP